Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 10, 2021

Registration Statement No. 333-260869

First Advantage Corporation 15,000,000 Shares

Issuer:	First Advantage Corporation

Common Stock Offered by the Selling Stockholders:	15,000,000 Shares

Shares subject to Underwriters’ Option to Purchase Additional Shares from the Selling Stockholders:	2,250,000 Shares

Offer Price	$20.00

Trade Date:	November 11, 2021

Expected Closing Date:	November 15, 2021

Bookrunners:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Evercore Group L.L.C.

Jefferies LLC

RBC Capital Markets, LLC.

Stifel, Nicolaus & Company, Incorporated.

HSBC Securities (USA) Inc.

Co-Managers:	Citizens Capital Markets, Inc. KKR Capital Markets LLC MUFG Securities Americas Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Roberts & Ryan Investments, Inc.

The Company has been informed by Barclays Capital Inc. (“Barclays”) that Barclays bought 4,411 shares of the Company’s common stock on behalf of the underwriters of this offering at an average purchase price of $20.00 per share on November 10, 2021 in pre-pricing stabilization activities in accordance with Regulation M.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 888 603 5847, or by email at Barclaysprospectus@broadridge.com; or BofA Securities, Inc., Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina, 28255-0001, by email at dg.prospectus_requests@bofa.com.